Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 22, 2013
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported financial results for the fiscal year ended December 31, 2012.  Net income for 2012 totaled $5.8 million compared to $5.9 million for 2011.  After adjustment for preferred stock dividends and accretion, net income available to common shareholders was $5.3 million, or $0.69 per diluted share, compared to net income of $4.7 million, or $0.61 per diluted common share, in 2011.  This represents a 13.4% increase in net income available to common shareholders and marks record earnings for Oak Valley Bancorp.

For the three months ended December 31, 2012, Oak Valley Bancorp reported net income of $1.49 million. After adjustment for preferred stock dividends and accretion, net income available to common shareholders was $1.41 million, or $0.18 per diluted share, representing a 5.7% increase in net income available to common shareholders when compared to the three months ended December 31, 2011.

Total assets grew to $660.5 million as of December 31, 2012, which was an increase of $48.3 million, or 7.9% over the prior year. Deposits increased to $587.0 million, which was an increase of $50.8 million, or 9.5% over the prior year.  Gross loans at year end totaled $391.0 million, reflecting a decrease of $5.2 million, or 1.3%, from December 31, 2011.

Non-performing assets totaled $6.9 million, or 1.05% of total assets at December 31, 2012, compared to $7.5 million, or 1.22% of total assets, at December 31, 2011.  Charge-offs corresponding to updated valuations account for the decline in non-performing assets.

The allowance for loan losses totaled 2.04% of gross loans at December 31, 2012 compared to 2.17% at December 31, 2011.  The decrease in reserve ratio corresponds with the charge-offs on non-performing assets.  The annual provision for loan losses of $1.2 million in 2012 was down from $1.5 million in 2011.

“The fundamentals of the Company remain strong, including the credit quality of the portfolio and continued deposit growth,” commented Chris Courtney, President. “We are cautiously optimistic about loan growth opportunities in the coming year, as we begin to see signs of increased interest in commercial borrowing.”

Net interest income of $24.8 million for the year ended December 31, 2012, decreased by $335,000, or 1.3%, from the prior year.  This decrease comes from new loans boarding and maturing loans repricing in a low interest rate environment, causing downward pressure on yields. The Company’s net interest margin was 4.52% for the year ended December 31, 2012, compared to 4.83% for the year ended December 31, 2011.  Interest margin has also been affected by excess deposits being deployed into lower yielding securities and cash based investments.

Non-interest income was $3.1 million for the year ended December 31, 2012, compared to $2.8 million the prior year.  The increase primarily relates to growth in deposit related service charges and fee income generated from increased residential mortgage lending.

Non-interest expense was $18.2 million for the year ended December 31, 2012, compared to $17.4 million for the prior year, an increase of $855,000, or 4.9%.  This increase consist of costs associated with operating two additional branches for a full year, as well as costs related to servicing deposit growth across all branches.

“We are pleased to report another record year for earnings,” stated Ron Martin, CEO.  “Our ability to perform with the best of our peers is a tribute to the relationship banking model and the character and capacity of our customers.”

The Company currently operates through 14 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Selected Quarterly Operating Data:	2012	2012	2012	2012	2011

Net interest income	$6,115	$6,254	$6,212	$6,264	$6,335
Provision for loan losses	250	300	300	300	300
Non-interest income	855	790	672	831	636
Non-interest expense	4,513	4,527	4,612	4,597	4,259
Income before income taxes	2,207	2,217	1,972	2,198	2,412
Provision for income taxes	718	738	620	737	915
Net income	1,489	1,479	1,352	1,461	1,497
Preferred stock dividends and accretion	(84)	(84)	(114)	(169)	(168)
Net income available to common shareholders	$1,405	$1,395	$1,238	$1,292	$1,329

Earnings per common share - basic	0.18	0.18	0.16	0.17	0.17
Earnings per common share - diluted	0.18	0.18	0.16	0.17	0.17
Dividends declared per common share	-	-	-	-	-
Return on average common equity	8.87%	9.02%	8.36%	8.93%	9.34%
Return on average assets	0.91%	0.97%	0.92%	0.98%	1.00%
Net interest margin (1)	4.15%	4.57%	4.73%	4.67%	4.70%
Efficiency ratio (1)	63.23%	63.11%	65.28%	63.74%	60.06%

Capital - Period End
Book value per share	$7.99	$7.85	$7.63	$7.37	$7.37

Credit Quality - Period End
Nonperforming assets/ total assets	1.05%	1.05%	1.20%	1.12%	1.22%
Loan loss reserve/ gross loans	2.04%	2.05%	2.05%	1.98%	2.17%

Period End Balance Sheet
($ in thousands)
Total assets	$660,480	$627,817	$596,417	$593,513	$612,172
Gross loans	390,986	388,714	390,515	392,584	396,202
Nonperforming assets	6,923	6,611	7,185	6,656	7,477
Allowance for loan losses	7,975	7,953	8,008	7,792	8,609
Deposits	586,993	553,333	526,407	518,727	536,204
Common equity	63,219	62,075	60,185	58,092	56,902
Total capital (2)	69,969	68,825	66,935	71,592	70,402

Non-Financial Data
Full-time equivalent staff	130	123	125	126	128
Number of banking offices	14	14	14	14	14

Common Shares outstanding
Period end	7,907,780	7,909,280	7,890,905	7,883,780	7,718,469
Period average - basic	7,762,261	7,750,727	7,728,024	7,722,609	7,705,164
Period average - diluted	7,793,523	7,778,146	7,750,952	7,743,941	7,737,248

Market Ratios
Stock Price	$7.45	$7.49	$6.96	$7.39	$6.75
Price/Earnings	10.38	10.49	10.84	11.01	9.87
Price/Book	0.93	0.95	0.91	1.00	0.92

(1)         Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(2)         Includes $6.75 million in preferred stock issued to the U.S. Treasury under the SBLF Program.

Prior to 6/30/2012, the amount of preferred stock issued was $13.5 million.

	Year Ended December 31,
	2012	2011

Net interest income	$24,845	$25,180
Provision for loan losses	1,150	1,500
Non-interest income	3,148	2,751
Non-interest expense	18,249	17,394
Income before income taxes	8,594	9,037
Provision for income taxes	2,813	3,176
Net income	5,781	5,861
Preferred stock dividends and accretion	(452)	(1,161)
Net income available to common shareholders	$5,329	$4,700

Earnings per common share - basic	0.69	0.61
Earnings per common share - diluted	0.69	0.61
Dividends declared per common share	-	-
Return on average common equity	8.80%	8.67%
Return on average assets	0.95%	1.02%
Net interest margin (1)	4.52%	4.83%
Efficiency ratio (1)	63.83%	61.28%

Capital - Period End
Book value per share	$7.99	$7.37

Credit Quality - Period End
Nonperforming assets/ total assets	1.05%	1.22%
Loan loss reserve/ gross loans	2.04%	2.17%

Period End Balance Sheet
($ in thousands)
Total assets	$660,480	$612,172
Gross loans	390,986	396,202
Nonperforming assets	6,923	7,477
Allowance for loan losses	7,975	8,609
Deposits	586,993	536,204
Common equity	63,219	56,902
Total capital (2)	69,969	70,402

Non-Financial Data
Full-time equivalent staff	130	128
Number of banking offices	14	14

Common Shares outstanding
Period end	7,907,780	7,718,469
Period average - basic	7,740,990	7,708,853
Period average - diluted	7,766,745	7,738,999

Market Ratios
Stock Price	$7.45	$6.75
Price/Earnings	10.85	11.07
Price/Book	0.93	0.92

(1)         Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(2)         Includes $6.75 million in preferred stock issued to the U.S. Treasury under the SBLF Program.

Prior to 6/30/2012, the amount of preferred stock issued was $13.5 million.